Exhibit 10.6

CHINA-US CABLE NETWORK

CONSTRUCTION AND MAINTENANCE

AGREEMENT

TABLE OF CONTENTS

PARAGRAPH

1.	Definitions and Interpretations

2.	China-US CN Configuration

3.	Management Committee and Subcommittees

4.	Procurement Group

5.	China-US CN Segments

6.	Provision, Construction and Ownership of Segment T and the Wet Segment

7.	Use of Segment T

8.	Definition of Wet Segment Capital Costs

9.	Allocation and Billing of the Wet Segment Capital Costs

10.	Duties and Rights as to Operation and Maintenance of Segments

11.	Allocation and Billing of Operation and Maintenance Costs of the Wet Segment

12.	Keeping and Inspection of Books

13.	Assignment and Use of Capacity

14.	Expansion of Notional Capacity

15.	Capacity Routing

16.	Increase or Decrease of Design Capacity

17	Obligation to Provide Transiting Facilities to Extend China-US CN Capacity

18.	Obligation to Connect China-US CN With Inland Systems

19.	Obtaining of Approval

20.	Assignment of Rights and Obligations

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PARAGRAPH

21.	Default

22.	Settlement of Claims by Parties

23.	Relationship and Liability of the Parties

24.	Privileges for Documents or Communications

25.	Confidentiality

26.	Duration of Agreement and Realization of Assets

27.	Currency and Place of Payment

28.	Waiver

29.	Force Majeure

30.	Settlement of Disputes and Interpretation of Agreement

31.	Execution of Agreement

32.	Alterations and Additions

33.	Successors Bound

34.	Severability

35.	Compliance with Law

36.	Notices

Testimonium

Annexes

Schedules

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ANNEXES AND SCHEDULES

ANNEXES

Annex 1	China-US CN Configuration

Annex 2	Terms of Reference for Procurement Group, Subcommittees, Network Administrator and the Central Billing Party

Annex 3	Source of Financial Charges

Annex 4	Capacity vs. MIU*Points

SCHEDULES

Schedule A	Parties to the Agreement

Schedule B	Voting Interests in the China-US CN

Schedule C	Ownership and Allocation of Capital Cost of the Wet Segment

Schedule D	Allocation of Operation and Maintenance Cost of the Wet Segment

Schedule E	Interests in the Common Reserve Capacity

Schedule F	Allocation of Capital, Operation and Maintenance Costs of Segment T

Schedule G	Summary of Parties’ MIU*Point Assignment

Schedule H	Party’s Assignment Capacity in MIUs.

Schedule I	Interest in the Pool Capacity

Schedule J	China-US CN IRU Purchaser’s Capacity in MIUs

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CHINA-US CN
CONSTRUCTION AND MAINTENANCE AGREEMENT

This Agreement, made and entered into this 11th day of December 1997, between and among the Parties signatory hereto (hereinafter collectively called “Parties” and individually called “Party”), which Parties are identified in Schedule A,

WITNESSETH:

WHEREAS, digital telecommunications services are being provided in the Pacific Ocean Region by means of submarine cable and satellite facilities; and

WHEREAS, other digital lightwave submarine cable systems, presently in service in the Pacific Ocean Region, have facilitated a rapid growth of new telecommunications requirements designed to take advantage of abundant, reliable, secure and economically priced services based on available digital technology; and

WHEREAS, it is now apparent that this rapid growth in traffic demand will lead to a greater demand for facilities in the Pacific Ocean Region necessitating the construction of additional Trans-Pacific fiber optic submarine cable facilities (hereinafter referred to as the “China-US CN”); and

WHEREAS, the reliability of telecommunications services and its usefulness to customers depend on the availability of the appropriate facilities, including the China-US CN, for diverse routing and service restoration; and

WHEREAS, a Memorandum of Understanding to plan the China-US CN was signed by AT&T, China Telecom, HKTI, KDD, KT, MCII, NTTWN, SBCI, Sprint, and SingTel on March 30, 1997 (hereinafter referred to as the “MOU”) to permit certain pre-construction activities, as defined in the MOU; and

WHEREAS, by the China-US CN Supplementary Memorandum of Understanding No. 1 signed on May 13, 1997, admitting Indosat, ITDC, Telstra, and TM, and the China-US CN Supplementary Memorandum of Understanding No. 2 signed on August 18, 1997, admitting Teleglobe; and

WHEREAS, the MOU and the Supplementary MOUs are hereinafter collectively called the “MOU”; and

WHEREAS, the MOU states that it shall continue in force until the signing, by the Parties, of the China-US CN Construction and Maintenance Agreement; and

WHEREAS, the Parties now desire to construct the China-US CN as a fully integrated Trans-Pacific network comprised of four fully restorable fiber optic pairs; and

WHEREAS, the Parties now desire to define the terms and conditions upon which the China-US CN will be provided, constructed, operated and maintained;

NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants herein expressed, covenant and agree with each other as follows:

1.             DEFINITIONS AND INTERPRETATIONS

1.1           The following definitions shall apply to certain terms used in this Agreement:

Agreement:
This China-US CN Construction and Maintenance Agreement.

Basic System Payload Module:
A Virtual Container 4 (VC4) in accordance with ITU-T Recommendation G707.

Branching Unit:
A Branching Unit, required at each junction point of the China-US CN, shall consist of housing and any associated equipment.

Cable Landing Point:
The beach joint or the mean low water mark of ordinary sprint tides if there is no beach joint.

Cable Network Interface:
The nomina1 STM-1 digital optical or electrical input/output ports on the digital/optical distribution flame (including the digital/optical or electrical distribution frame itself) where the Basic System Payload Module connects with other transmission facilities or equipment.

Capacity:
Capacity shall be categorized as follows:

(i)            Notional Capacity
Capacity in MIU*Points which is allocated to a Party in return for its financial investment, and which comprises the Assigned Capacity, Reserved Capacity, and Pool Capacity.

(ii)           Assigned Capacity
Capacity which is assigned to a Party in specific Paths of the China-US CN.

(iii)          Common Reserve Capacity
Capacity in excess of the Notional Capacity, and which is not allocated to any specific Party.

(iv)          Design Capacity
Capacity of each fiber pair in the China-US CN shall be twenty (20)Gbps as provided under the Supply Contract.

(v)           Pool Capacity
Capacity contributed by the Initial Parties for transfer to other Initial Parties.

(vi)          Reserved Capacity
Capacity acquired by a Party for its intended future assignments.

(vii)         China-US CN IRU
Capacity purchased in China-US CN on an Indefeasible Right of Use (IRU) basis.

Carriers:
All of the Parties to this Agreement and international telecommunications entities not Parties hereto authorized or permitted under the laws of its respective country, territory, or place who operate and maintain their own telecommunication facilities to provide switched voice services and other services within their respective countries, territories, or places, to acquire and use capacity on an IRU basis pursuant to Paragraph 13.

Parent Company:
A company that owns directly or indirectly 100% of the equity of a company

Final Acceptance:
The issuance of a Certificate of Final Acceptance pursuant to the terms and conditions set forth in the Supply Contract as defined in Paragraph 6 hereof.

Initial Parties:
The Initial Parties are AT&T, China Telecom, HKTI, ITDC, KDD, KT, MCII, SBCI, Sprint, NTTWN, SingTel, Teleglobe, Telstra, and TM.

MIU:       A unit designated as the minimum unit of investment in the China-US CN, which shall consist of two (2) half interests, allowing the use of 2.048Mbps and the additional 420,57l.43bps required for multiplexing in each direction.  The Minimum Investment Unit is hereinafter called “MIU.”

MIU*Point:
Refers to a unit of value assigned to the capacity which is allocated to the Parties in the China-US CN, which will be converted to the Assigned Capacity in the path of the China-US CN pursuant to the required number of MIU*Points in each path, as indicated in Annex 4.

Paid:       That the funds referred to are available for immediate use by the recipient, or the Central Billing Party as appropriate.

Path:       The connectivity in China-US CN between any two Cable Network Interfaces, independent of the actual links used to connect these Cable Network Interfaces.  The Paths are as follows:

Trans-Pacific

(i)            Pusan – Bandon / San Luis Obispo

(ii)           Chikura – Bandon / San Luis Obispo

(iii)          Chongming / Shantou – Bandon / San Luis Obispo

(iv)          Okinawa – Bandon / San Luis Obispo

(v)           Tanguisson – Bandon / San Luis Obispo

(vi)          Fangshan – Bandon / San Luis Obispo

Intra-Asia / Asia – Guam

(vii)         Pusan – Chongming / Shantou

(viii)        Pusan – Okinawa

(ix)           Pusan – Chikura

(x)            Pusan – Fangshan

(xi)           Pusan – Tanguisson

(xii)          Chikura – Tanguisson

(xiii)         Chikura – Chongming / Shantou

(xiv)        Chikura – Fangshan

(xv)         Okinawa – Fangshan

(xvi)        Okinawa – Tanguisson

(xvii)       Chongming / Shantou – Okinawa

(xviii)      Chongming / Shantou – Tanguisson

(xix)         Chongming / Shantou – Fangshan

(xx)          Fangshari – Tanguisson

Path Assignment:
An allocation of capacity to a Carrier on a Path in China-US CN.

Ready For Service Date:
The Ready For Service Date (hereinafter referred to as the “RFS Date”) shall be considered as the date at which the Parties agree to place the China-US CN into operation for customer service, which shall be on or before 31 December 1999, or such other date as may be agreed upon by the Management Committee.

Ready, For Provisional Acceptance:
The date on which the Wet Segment of China-US CN is accepted by the Procurement Group on behalf of the Parties.  The Ready for Provisional Acceptance Date (hereinafter called “RFPA Date”) shall be on or before 30 September 1999 or such other dates as may be agreed upon by the Management Committee.

Supply Contract:
The contracts placed by the Procurement Group on behalf of the Parties for the supply of the Wet Segment of the China-US CN.

Terminal Parties:
AT&T, China Telecom, ITDC, KDD, KT, NTTWN, and TOCI.

Wet Segment
For the purpose of this Agreement, Segments E, N, S, and W as defined in Paragraph 5 are called the “Wet Segment.”

1.2           Schedules and Annexes

The Schedules and Annexes to this Agreement, and any written amendments thereto or any Schedules or Annexes substituted therefore shall form part of the Agreement and any clause which contains a reference to a Schedule or Annex shall be read as if the Schedule or Annex was set out at length in the body of the clause itself.  In the event that there is a conflict between the terms and conditions of this Agreement and the Schedules and Annexes to this Agreement, the terms and conditions of this Agreement shall prevail.

1.3           Paragraph Headings

The headings of the paragraphs are inserted for convenience and do not form part of this Agreement and shall not have any effect on the interpretation thereof.

1.4           Entire Agreement

This Agreement represents the entire understanding and agreement between the Parties in relation to the matters dealt with herein, and supersedes all previous understandings and agreements, whether oral or written, relating thereto.

1.5           Interpretation

Where the sense requires, words denoting the singular only shall also include the plural and vice versa.  References to persons shall include firms and companies and vice versa.  Reference to the male shall include the female.

2.             CHINA-US CN CONFIGURATION

2.1           The configuration of China-US CN shall be as shown in Annex 1.

2.2           The planning and development of China-US CN shall be suitable for implementation of China-US CN at the RFS Date, using the appropriate ITU recommended transmission rate in the synchronous digital hierarchy to meet the capacity requirements of the Parties.

3.             MANAGEMENT COMMITTEE AND SUBCOMM1TEES

3.1           The China-US CN Management Committee (hereinafter referred to as the “Management Committee”) shall be formed for the purpose of directing the progress of engineering, provision, installation, bringing into service, and continued operation of the China-US CN, consisting of one representative of each of the Initial Parties.  Except as otherwise stated in this Agreement, which exception shall include decisions as to procurement which shall be made by the Procurement Group, the Management Committee shall have exclusive voting power to make all decisions necessary on behalf of the Parties to effectuate the purposes of this Agreement.

3.2           Two or more Initial Parties may designate the same person to serve as their representative at specific meetings of the Management Committee and its Subcommittees established pursuant to Subparagraph 3.7 of this Agreement.

3.3           Each of the Initial Parties shall, on a rotational basis, provide the Chairman of the Management Committee which will meet on the call of a Chairman or whenever requested by a member of the Management Committee.  The Chairman shall give at least thirty (30) days advance notice of each meeting, together with a copy of the draft agenda.  In cases of emergency, such notice period may be reduced where at least seventy-five (75) percent of the total voting interests are in agreement.  Documents for the meeting should be made available to members at least fourteen (14) days before the meeting, but the Management Committee may agree to discuss papers distributed on less than fourteen (14) days’ notice.

3.4           The Management Committee shall make every reasonable effort to reach agreement with respect to matters to be decided.  However, in the event agreement cannot be reached, the decision will be carried on the basis of a simple majority of the total voting interests as specified in Schedule B unless otherwise stated in this Agreement.  A member of the Management Committee representing more than one Initial Party shall separately cast the votes to which each Initial Party he represents is entitled.

3.5           Any Initial Party not represented at a Management Committee meeting, but entitled to vote, may vote on any matter on the agenda of such a meeting by either appointing a proxy in writing, or giving notice of such vote to the Chairman prior to the submission of such matters for vote at such meetings.

3.6           No decisions of the Management Committee, its Subcommittees or any other groups established by the Management Committee shall override any provisions of this Agreement or in any way diminish the rights or prejudice the interests granted to any Party under this Agreement.

3.7           To aid the Management Committee in the performance of its duties, the following Subcommittees shall be formed, and said Subcommittees, under the direction of the Management Committee, shall be responsible for their respective areas of interest listed in Annex 2 and any other areas of interest designated by the Management Committee:

(i)            Construction and Maintenance Agreement Subcommittee (hereinafter referred to as “C&MASC”)

(ii)           Investment and Capacity Pricing Subcommittee (hereinafter referred to as “I&CPSC”)

(iii)          Financial and Administrative Subcommittee (hereinafter referred to as “F&ASC”)

(iv)          Operations and Maintenance Subcommittee (hereinafter referred to as “O&MSC”)

(v)           Assignments and Restoration Subcommittee (hereinafter referred to as “A&RSC”)

3.8           The Management Committee may establish such other subcommittees or working groups as it shall determine within its discretion to provide assistance in the performance of its responsibilities.  Subcommittees shall meet at least once annually after the execution date of this Agreement and more frequently if necessary, until two years following the RFS Date and thereafter as may be appropriate.  Meetings of a Subcommittee may be called to consider specific questions at the discretion of its Co-Chairmen whenever requested by one or more Initial Parties.

3.9           The respective Co-Chairmen of each Subcommittee, or a designated representative of each Subcommittee, shall attend the Management Committee meetings and meetings of each other Subcommittee in an advisory capacity as necessary.  On or about two (2) years after the RFS Date, the Management Committee shall determine whether any of its Subcommittees should remain in existence.  If the Management Committee determines that one or more of its Subcommittees shall not remain in existence, the responsibilities assigned to a Subcommittee whose existence has been terminated under this Subparagraph 3.7 shall revert to the Management Committee.

4.             PROCUREMENT GROUP

4.1           A Procurement Group shall be formed, consisting of representatives from each of the Initial Parties.  This group shall act as agents for the Parties to this Agreement for the purpose of arranging for the construction, implementation, and installation of the Wet Segment of the cable system and be solely responsible for all actions as may be required to contract with the Suppliers to provide the Wet Segment of the China-US CN.

4.2           The Procurement Group’s responsibilities are contained in Annex 2.

4.3           The Procurement Group shall take over the responsibilities and continue the activities of the Interim Procurement Group established under the MOU in respect of the Interim Procurement Group’s work related to the China-US CN and shall undertake the on-going tasks of coordinating and managing the overall project during construction of the China-US CN.

4.4           AT&T and China Telecom shall be the Co-Chairmen of the Procurement Group and shall act as its coordinators and spokesmen.  The Co-Chairmen shall from time to time report to the Management Committee in respect of all the activities of the Procurement Group in accordance with the requirements of the Management Committee.

4.5           All decisions and recommendations to the Management Committee made by the Procurement Group in accordance with this Agreement shall be subject, in the first place, to consultation among its members who shall make every effort to reach agreement with respect to matters to be decided.  However, in the event agreement cannot be reached, the decision and/or recommendation shall be made on the basis of a vote of simple majority of the total voting interests as specified in Schedule B unless otherwise decided by the Management Committee.  A member of the Procurement Group representing more than one Initial Party shall separately cast the votes to which each Initial Party he represents is entitled.

4.6           No decisions of the Procurement Group shall override any provisions of this Agreement or in any way diminish the rights or prejudice the interests granted to any Party under this Agreement.

4.7           The Procurement Group, including the Co-Chairmen, shall continue to function until Final Acceptance or until such time as otherwise determined by the Management Committee.

5.             CHINA-US CN SEGMENTS

5.1           In accordance with the arrangements contained in this Agreement, the China-US CN shall be engineered, provided, constructed, maintained, and operated between terminals in Chongming, Shantou, Pusan, Chikura, Okinawa, Tanguisson, Fangshan, Bandon, and San Luis Obispo, which for purposes of this Agreement, shall be regarded as consisting of the following segments:

Segment E:            The whole of submarine cable provided between and among, and including, the Cable Network Interfaces at Bandon and San Luis Obispo.

Segment N:            The whole of submarine cable provided between and among, and including, the Cable Network Interfaces at Chongming, Pusan, Chikura, and Bandon.

Segment S:            The whole of submarine cable provided between and among, and including, the Cable Network Interfaces at Shantou, Okinawa, Tanguisson, and San Luis Obispo.

Segment T:            Segment T shall comprise the following Segments.

Segment T1:          A cable station at Chongming

Segment T2:          A cable station at Pusan

Segment T3:          A cable station at Chikura

Segment T4:          A cable station at Bandon

Segment T5:          A cable station at San Luis Obispo

Segment T6:          A cable station at Tanguisson

Segment T7:          A cable station at Okinawa

Segment T8:          A cable station at Shantou

Segment T9:          A cable station at Fangshan

Segment W:          The whole of submarine cable provided between and among, and including, the Cable Network Interfaces at Chongming, Shantou, and Fangshan.

5.2           Segment N shall be regarded as consisting of the following Subsegments:

Subsegment N1:
That part of Segment N between the Cable Network Interface at the cable station at Chongming and Branching Unit NBU 1, including a four-eighth portion of NBU 1, and containing four optical fiber pairs.

Subsegment N2:
That part of Segment N between the Cable Network Interface at the cable station at Pusan and Branching Unit NBU 1, including an one-eighth portion of NBU I, and containing one optical fiber pair.

Subsegment N3:
That part of Segment N between Branching Unit NBU 1 and Branching Unit NBU 2, including a three-eighth portion of NBU 1 and a three-eighth portion of NBU 2, and containing three optical fiber pairs.

Subsegment N4:
That part of Segment N between the Cable Network Interface at the cable station at Pusan and Branching Unit NBU 2, including an one-eighth portion of NBU 2, and containing one optical fiber pair.

Subsegment N5:
That part of Segment N between Branching Unit NBU 2 and Branching Unit NBU 3, including a four-eighth portion of NBU 2 and a four-eighth portion of NBU 3, and containing four optical fiber pairs.

Subsegment N6:
That part of Segment N between the Cable Network Interface at the cable station at Chikura and Branching Unit NBU 3, including an one-eighth portion of NBU 3, and containing one optical fiber pair.

Subsegment N7:
That part of Segment N between Branching Unit NBU 3 and Branching Unit

NBU 4, including a three-eighth portion of NBU 3 and a three-eighth portion of NBU 4, and containing three optical fiber pairs.

Subsegment N8:
That part of Segment N between the Cable Network Interface at the cable station at Chikura and Branching Unit NBU 4, including an one-eighth portion of NBU 4, and containing one optical fiber pair.

Subsegment N9:
That part of Segment N between the Cable Network Interface at the cable station at Bandon and Branching Unit NBU 4, including a four-eighth portion of NBU 4, and containing four optical fiber pairs.

5.3           Segment S shall be regarded as consisting of the following Subsegments:

Subsegment S1:
That part of Segment S between the Cable Network Interface at the cable station at Shantou and Branching Unit SBU I, including a four-eighth portion of SBU 1, and containing four optical fiber pairs.

Subsegment S2:
That part of Segment S between the Cable Network Interface at the cable station at Okinawa and Branching Unit SBU 1, including an one-eighth portion of SBU 1, and containing one optical fiber pair.

Subsegment S3:
That part of Segment S between Branching Unit SBU I and Branching Unit SBU 2, including a three-eighth portion of SBU 1 and a three-eighth portion of SBU 2, and containing three optical fiber pairs.

Subsegment S4:
That part of Segment S between the Cable Network Interface at the cable station at Okinawa and Branching Unit SBU 2, including an one-eighth portion of SBU 2, and containing one optical fiber pair.

Subsegment S5:
That part of Segment S between Branching Unit SBU 2 and Branching Unit SBU 3, including a four-eighth portion of SBU 2 and a four-tenth portion of SBU 3, and containing four optical fiber pairs.

Subsegment S6:
That part of Segment S between the Cable Network Interface at the cable station at Tanguisson and Branching Unit SBU 3, including a two-tenth portion of SBU 3, and containing two optical fiber pairs.

Subsegment S7:
That part of Segment S between the Cable Network Interface at the cable station at San Luis Obispo and Branching Unit SBU 3, including a four-tenth portion of SBU 3, and containing four optical fiber pairs.

5.4           Segment W shall be regarded as consisting of the following Subsegments:

Subsegment W1:
That part of Segment W between the Cable Network Interface at the cable station at Chongming and Branching Unit WBU, including a four-tenth portion of WBU, and containing four optical fiber pairs.

Subsegment W2:
That part of Segment W between the Cable Network Interface at the cable station at Fangshan and Branching Unit WBU, including a two-tenth portion of WBU, and containing two optical fiber pairs.

Subsegment W3:
That part of Segment W between the Cable Network Interface at the cable station at Shantou and Branching Unit WBU, including a four-tenth portion of WBU, and containing four optical fiber pairs.

5.5           Segments T1, T2, T3, T4, T5, T6, T7, T8, and T9 shall each consist of:

(i)            an appropriate share of land and buildings at the specified locations for the cable landing and for the cable route including cable rights-of-way and ducts or conduits between the cable station and its respective Cable Landing Point, and an appropriate share of common services and equipment at each of the locations together with equipment in each of those cable stations which is solely associated with the China-US CN, but not a part of Wet Segment; and

(ii)           multiplex equipment including Digital Cross Connect Systems (DCS) equipment and all other equipment necessary in each of the cable stations required to operate and interface at the STM-1 (155.52Mbps), VC-3 (48.960Mbps), C-3 (44.736Mbps), VC-12 (2.240Mbps), and C-12 (2.048Mbps) operating points associated solely with the China-US CN.  Any Non-Terminal Parties shall be permitted direct access to the Segment T interfaces described above associated with that Party’s Assigned Capacity.

5.6           Segments E, N, S and W (the Wet Segment) shall include:

(i)            all transmission, power feeding, system management (including Network Protection Equipment) and test equipment directly associated with the submersible plant, located in their respective cable stations, and including the Cable Network Interface.

(ii)           the power equipment provided wholly for use with the equipment in 5.6(1) above, and

(iii)          the transmission cable equipped with appropriate optical amplifiers branching units between the cable stations, and

(iv)          the sea earth cable and electrode system and/or appropriate share thereof, associated with terminal power feed equipment.

(v)           multiplex equipment, or an appropriate share thereof, down to the STM-l level in each of the cable stations.

5.7           In this Agreement, references to any Segment, however expressed, shall be deemed to include, unless the context otherwise requires, additional property incorporated therein by agreement of the Management Committee.  Each Segment shall be regarded as including its related spare and standby units and components, including, but not limited to, submersible repeaters, cable lengths, and terminal equipment.

6.             PROVISION, CONSTRUCTION AND OWNERSHIP OF SEGMENT T AND THE WET SEGMENT

6.1           The following Parties shall own, provide and agree to act as the Terminal Parties for the following Segments:

SEGMENT	PARTY
T1 and T8	China Telecom
T2	KT
T3	KDD
T4 and T5	AT&T
T6	TOCI
T7	NTTWN
T9	ITDC

6.2           The Terminal Parties shall make available to the other Parties hereto any reasonable information requested by the Parties relating to the engineering, provision, construction, or installation of Segment T.  The various Segments of Segment T shall be provided in sufficient time to permit China-US CN to be placed into operation by the RPS Date.

6.3           Ownership of the Wet Segment shall be as shown in Schedule C to this Agreement.  The Wet Segment of China-US CN shall be owned by the Parties in common and undivided shares.

6.4           The provision of the Wet Segment shall be through a Supply Contract to be placed by the Procurement Group with Suppliers subject to approval by the Management Committee.

6.5           Each of the Parties shall be entitled, on request and at its own expense, to receive from the Procurement Group a copy of the Supply Contract subject to the acceptance by each such Party of any reasonable conditions of confidentiality imposed by the Supply Contract.

6.6           The Procurement Group shall ensure that the Supply Contract specifies that the Wet Segment is to be provided by the RFPA Date.

6.7           The Procurement Group shall ensure that the Supply Contract shall afford them or their designated representatives reasonable rights of access to examine, test, and inspect the China-US CN cable equipment, material, supplies and installation activities.

6.8           In the event that the Wet Segment fails to meet the specifications referred to in the Supply Contract for its provision, fails to provide the specified capacity, or is not engineered, provided, installed and ready in sufficient time to meet the RFPA Date as specified in the Supply Contract, or if the Suppliers are otherwise in material breach of the Supply Contract, the Procurement Group, as an agent of the Parties to this Agreement, may, pursuant to this Paragraph 6 and in accordance with the Supply Contract, take such actions as may be necessary to exercise the rights and remedies available under the terms and conditions of the Supply Contract.  Such actions by the Procurement Group shall be subject to any direction deemed necessary by the Management Committee.

6.9           The members of the Procurement Group shall not be liable to any other Party for any loss or damage sustained by reason of a Supplier’s failure to perform in accordance with the terms and conditions of its Supply Contract, or as a result of China-US CN not meeting the RFPA Date as specified in the Supply Contract, or if China-US CN does not perform in accordance with the technical specifications and other requirements of the Supply Contract, or China-US CN is not integrated or placed into operation.  The Parties recognize and agree that the Procurement Group does not make any representations or warranties, including, but not limited to, any representation or warranty regarding:

(i)            the performance of the Supply Contract by the Supplier

(ii)           the performance or reliability of the Wet Segment, or

(iii)          that China-US CN shall be integrated or placed into operation and the Parties hereby agree that nothing in this Agreement shall be construed as such a warranty or guarantee.

7.             USE OF SEGMENT T

7.1           The Terminal Parties hereby grant to the Parties accessing China-US CN at their respective terminal station, the right to use the relevant Segment T (hereinafter referred to as “Terminal Station Right of Use”) on the terms and conditions stated in this Paragraph 7, to the extent required for the use of its Assigned Capacity, for the purpose of using China-US CN and carrying on the related activities at that location in accordance with this Agreement.  This Terminal Station Right of Use shall commence on the RFS Date and shall continue for the duration of this Agreement.

7.2           For the Terminal Station Right of Use granted in each of the terminal stations involved, the Parties shall pay the Terminal Party of those terminal stations an appropriate share of the capital cost reasonably incurred and a recurring charge to cover the operating and maintenance costs, as described in Subparagraphs 7.3 and 7.4.  The cost of the Terminal Station Right of Use described in Subparagraphs 7.3 and 7.4 shall be approved by the Management Committee.  Parties accessing China-US CN at each terminal station and their relevant percentage of Terminal Station Right of Use charges are identified in Schedule F.

7.3           To determine the capital costs of the Terminal Station Right of Use, the Terminal Parties will take into account the reasonable cost of the provision and construction of each of the terminal stations, or causing them to be provided and constructed, or installing or causing to be installed terminal station equipment, in accordance with the accounting practices of each Terminal Party, which meets international standards where applicable or requirements laid down by applicable laws and professional organizations appropriate to a Party.  This includes all such expenditure reasonably incurred and includes but is not limited to, the purchase costs of land, building costs, access road, cable rights of way, amounts incurred for development, engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), testing associated with installation, customs duties, taxes (except income tax imposed upon the net income of a Party), appropriate financial charges, supervision, overheads and insurance or a reasonable allowance in lieu thereof, or losses against which insurance was not provided, or for which an allowance in lieu thereof was not provided.

7.4           To determine the operation and maintenance cost of the Terminal Station Right of Use, the Terminal Parties will take into account costs reasonably incurred in operating and maintaining the facilities involved, which meets international standards where applicable or requirements laid down by applicable laws and professional organizations appropriate to a Party, including, but not limited to, the cost of attendance, testing, adjustments, repairs and replacements, customs duties, taxes (except income tax as imposed upon the net income of a Party) paid in respect of such facilities, billing activities, administrative costs, appropriate financial charges.

7.5           Where the use of a terminal station or of certain equipment situated therein, such as power supply or testing and maintenance equipment, is shared, by China-US CN and other communications systems terminating at that terminal station, the Terminal Station Right of Use capital and operating and maintenance charge shall reflect such sharing arrangements to be developed by F&ASC.

7.6           In the event that an agreement for another cable system utilizing any terminal station of China-US CN is terminated prior to the termination of this Agreement, the owner of the terminal station in question shall ensure that the terminal station shall be available for

China-US CN for the duration of this Agreement on fair and equitable terms.  If the terminal station in question is not available for the landing and terminating of China-US CN for any reason, the relevant owner, with the agreement of the Parties hereto, shall take all necessary measures to ensure that another appropriate terminal station in the country of that owner shall be available for China-US CN for the duration of this Agreement on terms and conditions similar to those contained in this Agreement.

7.7           The F&ASC shall establish, for approval by the Management Committee, the billing and payment procedures for payments due in accordance with this Paragraph 7.  Such procedures shall specifically establish the billing and payment procedures to reflect changes to Parties’ categorization of capacity and any associated modification to Schedule G.

7.8           Payments due under this Paragraph 7 shall be made in accordance with the following principles;

(i)            On the RFS Date, or as soon after as practicable, the Terminal Parties bill the Parties, for the capital cost of the Terminal Station Right of Use.

(ii)           The Parties shall be billed individually by the Terminal Parties, as appropriate, for the Terminal Station Right of Use operation and maintenance costs.

(iii)          The billed Party shall pay such bills to the Terminal Party within forty-five (45) days from the date on which the bills were rendered.  Bills shall be payable in the currency in which the bill is rendered.

7.9           For any part of Segment T, nothing contained in this Agreement shall vest or be deemed to vest in any Party, other than the relevant Terminal Party, any salvage rights in that Segment, in the respective terminal station or any terminal station substituted thereof.  Any and all costs associated with these salvage rights shall be borne by that relevant Terminal Party in their entirety.

7.10         In the event of sale or other disposition of Segment T, or any part thereof, the relevant Terminal Party shall share with the other Parties any net proceeds, or costs, of such sale or disposition received, or expended, by the relevant Terminal Party in the proportion in which costs are allocated among the Parties in the Segment T of sale or disposition, as specified in Schedule F at the time of the sale or disposition.  Upon termination of this Agreement, each Terminal Party shall share the proceeds with the other Parties the net book value of the Segment T, which it provided, in the proportions in which costs are allocated among the Parties in the Segment T, as specified in Schedule F at the time this Agreement is terminated.

7.11         Notwithstanding Subparagraph 7.1 of this Agreement, a Party thereby granted a Terminal Station Right of Use interest in Segment T may, prior to the commencement of that Terminal Station Right of Use interest, elect to renounce its Terminal Station Right of Use entitlement and to instead have use of any Segment T for the duration of this

Agreement on such terms and conditions as are agreed between that Party and the relevant Terminal Party, and in such event the provisions of Subparagraphs 7.1-7.10 of this Agreement shall apply in relation to such use except insofar as they may be modified by such agreements.  This Subparagraph 7.11 shall not operate to confer on a Party any financial or other benefit of substance to which that Party would not otherwise be entitled under this Agreement.

7.12         The Terminal Parties agree to grant a Terminal Station Right of Use to China-US CN IRU purchasers.

8.             DEFINITION OF WET SEGMENT CAPITAL COSTS

8.1           The Wet Segment capital costs (hereinafter referred to as the “Wet Segment Capital Costs”) are the costs incurred in connection with the engineering, provision, construction, and installation of the Wet Segment, or causing it to be engineered, provided, constructed, and installed, and shall include:

(i)            appropriate costs, including appropriate financial charges, incurred under the MOU in respect of specific activities such as desk top surveys and marine surveys;

(ii)           those costs payable to the Suppliers under the Supply Contract attributable to the Wet Segment;

(iii)          those costs directly incurred by the Initial Parties which shall be fair and reasonable in amount and not included in the Supply Contract, and which have been directly and reasonably incurred for the purpose of, or to be properly chargeable in respect of, such engineering, provision, construction, installation and laying of the Wet Segment, including, but not limited to, the costs of engineering, design, materials, manufacturing, procurement and inspection, installation, removing (with appropriate reduction for salvage), cable ship and other ship costs, route survey, burying, testing associated with laying or installation, customs duties, taxes (except income tax imposed on the net income of a Party), appropriate financial charges, supervision, billing activities, overheads and insurance or a reasonable allowance in lieu of insurance if such Party elects to carry a risk itself, being a risk which is similar to one against which a supplier has insured or against which insurance is usual or recognized or would have been reasonable;

(iv)          those costs and expenses incurred by the Central Billing Party to be appointed pursuant to Subparagraph 9.2, up to the RFS Date, in fulfilling its responsibilities as set forth in Annex 2;

(v)           those costs and expenses incurred by the Network Administrator up to the RFS Date in fulfilling its responsibilities as set forth in Annex 2.

(vi)          those costs and expenses incurred by the custodians of the original or supplementary agreements for distributing the certified photocopies to the Parties to this Agreement.

8.2           The Wet Segment Capital Costs shall exclude costs incurred by the Parties hereto in the holding of Management Committee meetings, and meetings of its Subcommittees or groups established pursuant to Subparagraphs 3.7.

8.3           For the purpose of this Agreement, the cost of the repair or replacement of any part of China-US CN in the event of damage or loss arising during construction, laying, burying, installing and the bringing into operation of China-US CN, which is attributable under the China-US CN Supply Contract to the Parties, shall be regarded as properly chargeable as part of the Wet Segment Capital Costs.  Any of the Parties may at its own expense insure against such risks so far as its own share of such costs is concerned.  Should the Parties agree jointly to insure such risks, the costs of such insurance shall form part of the Wet Segment Capital Costs.

9.             ALLOCATION AND BILLING OF THE WET SEGMENT CAPITAL COSTS

9.1           The Wet Segment Capital Costs as defined in Paragraph 8, including any additional work or property incorporated into the Wet Segment subsequent to the RFPA Date by agreement of the Management Committee, shall be borne by the Parties in the proportions set forth in Schedule C.

9.2           The Management Committee shall appoint a Central Billing Party (hereinafter referred to as the “CBP”) from among the Initial Parties.  The terms of reference for the CBP are as set forth in Annex 2.

9.3           Unless the Management Committee shall authorize changes to the procedures for the rendering of bills for the Wet Segment Capital Costs, the CBP shall promptly render bills to each of the Parties for their pro rata share of the costs due and included in the Supply Contract in accordance with Schedule C and the billing and payment procedures established by the F&ASC and approved by the Management Committee.  The Initial Parties shall each render bills to the CBP for other Party’s shares of costs incurred by the Initial Parties in accordance with Paragraph 8, for non supply contract activities (including appropriate financial charges), but not more frequently than once a quarter.  All bills shall contain a reasonable amount of detail to substantiate the bills.  On the basis of such bills, the Parties concerned shall make payments to the CBP or to such entities as the CBP may designate, in accordance with billing and payment procedures approved by the Management Committee.  Each Party shall pay to the CBP the amount it owes within forty-five (45) days from the date on which the bills were rendered by the CBP.  Bills shall be payable in the currency in which the bill is rendered.

9.4           As soon as practicable after the RFS Date, the amount of each Party’s share of the Wet Segment Capital Costs shall be computed by the CBP as appropriate and it shall make appropriate adjustments and render any necessary bills or arrange any necessary refunds by way of final settlement in order that each Party may bear its proper share of costs.

9.5           For purposes of this Agreement, financial charges shall be computed as applicable on a daily basis from the date payment is incurred until the date payment is due, at a rate equal to the lowest publicly announced prime rate or minimum commercial lending rate, however described, for 90 day loans in the currencies of the Initial Parties or the currency of billing, as applicable, charged by established commercial banks in the countries concerned on the fifteenth day of the month in which the costs were incurred by the billing parties.  If such a day is not a business day, the rate prevailing on the next business day shall be used.  The source of the rate of such financial charges shall be as shown at Annex 3.  The application of financial charges relating to costs incurred for the Wet Segment shall be limited to a maximum of 120 days, unless otherwise approved by the Management Committee.

9.6           Amounts billed and not paid when due shall accrue extended payment charges from the day following the date on which payment was due until paid.  If the due date is not a business day, the due date shall be postponed to the next business day.  For the purpose of this Agreement, extended payment charges shall be computed at 125% of the rate described in Subparagraph 9.5 on the day following the date payment on the bill was due.

9.7           In the event that applicable law only allows the imposition of financial charges and extended payment charges at the rate below that established in accordance with this Paragraph 9, financial charges and extended payment charges shall be at the highest rate permitted by applicable law.

9.8           No refund of financial charges and no extended payment charges shall be made or imposed by the CBP or the billing Parties if the amount of charges involved is less than one hundred (100) US Dollars or its equivalent in the billing currency.

9.9           In the case of bills containing costs billed on a preliminary billing basis, appropriate adjustments shall be made in subsequent bills after the actual costs involved are determined.

9.10         A bill shall be deemed to have been accepted by the Party to whom it is rendered if that Party does not present written objection on or before the date when payment is due.  If such objection is made, the CBP shall make every reasonable effort to settle promptly the dispute concerning the bill in question.  If the objection is sustained and the billed Party has paid the disputed bill, the agreed overpayment shall be refunded to the billed Party by the CBP or the billing Party, as appropriate, promptly together with any financial charges calculated thereon at a rate determined in accordance with Subparagraph 9.5 of this Agreement from the date of payment of the bill to the date on which the refund is transmitted to the billed Party.  If the objection is not sustained and the billed Party has not paid the disputed bill, the said Party shall pay such bill promptly together with any extended payment charges calculated thereon at a rate determined in accordance with Subparagraph 9.6 of this Agreement from the day following the date on which payment was due until Paid.  Nothing in this Subparagraph 9.10 shall relieve a Party from paying those parts of a bill that are not in dispute, and, in the event of failure by a Party to do so, that Party shall pay thereon extended payment charges in accordance with Subparagraph 9.6.

10.          DUTIES AND RIGHTS AS TO OPERATION AND MAINTENANCE OF SEGMENTS

10.1         Each Terminal Party shall be solely responsible for the operation and maintenance of the Segment T identified in Subparagraph 6.1 and that portion of the Wet Segment between the Cable Network Interface at the terminal station and its respective Cable Landing Point.  Each Terminal Party shall use all reasonable efforts to operate and maintain or cause to be operated and maintained Segment T and the said portion of the Wet Segment, economically and in efficient working order.

10.2         The Terminal Parties (for the purpose of this Paragraph 10, collectively called the “Maintenance Authorities” and each individually called a “Maintenance Authority”), collectively as appropriate shall use all reasonable efforts to maintain economically the Wet Segment in efficient working order and with an objective of achieving effective and timely repairs when necessary.

10.3         Prior to the RFS Date the Maintenance Authorities shall submit for review by the O&MSC and approval by the Management Committee appropriate practices and procedures for the continued operation and maintenance of the Wet Segment.  The Maintenance Authorities shall each provide information to the O&MSC regarding the practices and procedures for the continued operation and maintenance of their respective Segments.  The Maintenance Authorities shall also furnish such budgetary estimates of the cost of such operation and maintenance of China-US CN as the Management Committee may reasonably request.  Following the RFS Date, the Maintenance Authorities shall provide the O&MSC and the Management Committee with such reports as it may reasonably require on the operation of China-US CN including any proposals for planned repair or improvement work, together with appropriately revised budgetary estimates relating to the operation and maintenance of China-US CN.  The O&MSC may review and amend the practices and procedures for the operation and maintenance of the Wet Segment, subject to the approval of the Management Committee.  The Management Committee may revise the allocation of responsibility for the operation and maintenance of the Wet Segment.

10.4         The Maintenance Authorities shall have the right to deactivate the Wet Segment, or any part thereof, in order to perform their duties.  Prior to such deactivation, reasonable notice shall be given, and co-ordination shall be made with the other Parties.  To the extent possible, sixty (60) days prior to initiating such action, the Maintenance Authorities involved shall advise the other Parties in writing of the timing, scope, and costs of significant planned maintenance operations, of significant changes to existing operations and maintenance methods and of contractual arrangements for cable ships or other maintenance facilities or devices that shall have a significant impact on operation or maintenance costs.  Should Initial Parties representing at least ten (10) percent of the total voting interests in China-US CN specified in Schedule B wish to review such operation or change prior to its occurrence, such Initial Party or Initial Parties shall notify the appropriate Maintenance Authorities and the O&MSC Co-Chairmen in writing within thirty (30) days of such advice.  Upon such notification, the O&MSC shall initiate action to convene an ad hoc meeting for such a review.

10.5         Each Party that has designed or procured equipment used in China-US CN shall give necessary information relating to the operation and maintenance of the equipment to the Maintenance Authority responsible for the operation and maintenance of such equipment.  Each Maintenance Authority with responsibility for the maintenance of any segment of China-US CN shall grant to each other Maintenance Authority prompt access to information necessary to the performance of duties.

10.6         Each Maintenance Authority with respect to China-US CN shall be authorized to pursue claims in its own name, on behalf of the Parties, in the event of any damage or loss to China-US CN or any part thereto and may file appropriate lawsuits or other proceedings on behalf of the Parties in accordance with Subparagraph 22.3.

10.7         Under no circumstances shall any Party be liable to any other Party for any loss or damage sustained by reason of any failure in, or breakdown of, the facilities constituting China-US CN or any interruption of service, whatsoever shall be the cause of such failure, breakdown, or interruption, and however long it shall last.  If the Maintenance Authority responsible for operating and maintaining such facilities involved as specified in this Paragraph 10 fails to restore those facilities to efficient working order and operation within a reasonable time after having been called upon to do so by any other Party to whom capacity is assigned by this Agreement, the Management Committee may, to the extent that it is practical to do so, place or cause to be placed such facilities in efficient working order and operation and charge the Parties their proportionate shares of the costs reasonably incurred in doing so.

10.8         Each Party to this Agreement, at its own expense, shall have the right to inspect from time to time the operation and maintenance of any portion of China-US CN and to obtain copies of the maintenance records.  For this purpose, each Maintenance Authority responsible for maintaining any Segment of China-US CN, shall retain significant records, in accordance with Subparagraph 12.7.

10.9         The Maintenance Authorities shall be entitled to establish the necessary agreements in respect of the crossings by the Wet Segment of other undersea plant, including but not limited to pipelines, and may sign these agreements on behalf of the Parties after approval by the Management Committee and shall provide the Parties with appropriate copies of these agreements on request.

11.          ALLOCATION AND BILLING OF OPERATION AND MAINTENANCE COSTS OF THE WET SEGMENT

11.1         The costs of operating and maintaining the Wet Segment of China-US CN shall be shared by the Parties in the relevant proportions specified in Schedule D.

11.2         The F&ASC shall establish billing procedures for the operation and maintenance costs of the Wet Segment for approval by the Management Committee.

11.3         The operation and maintenance costs to which Subparagraph 11.1 refers shall be the costs reasonably incurred in operating and maintaining the facilities involved after the RFPA Date, including, but not limited to, the cost of attendance, testing, adjustments, storage of plant and equipment, repairs (including repairs at sea) and replacements, cable ships (including an appropriate share of standby costs) cable depots, reburial and the replacement of plan, tools and test equipment, system restoration costs customs duties, taxes (except income tax imposed upon the net income of a Party) paid in respect of such facilities, billing activities, the Network Administrator’s and CBP’s costs incurred after the RFS Date (on the basis of a budget approved by the Management Committee), appropriate financial charges, supervision, overheads and costs and expenses reasonably incurred on account of claims made by or against other persons in respect of such facilities or any part thereof and damages or compensation payable by the Parties concerned on account of such claims.  Costs, expenses, damages, or compensation payable to the Parties on account of claims made against other persons, shall be shared by the Parties in the proportions specified in Schedule D.

11.4         Each Maintenance Authority shall render bills to the CBP for the expenditures herein referred to not more frequently than quarterly in accordance with the procedures established by the F&ASC.  The Maintenance Authorities shall also furnish such further details of such bills as the other Parties may reasonably require.  On the basis of such bills, each Party shall pay within forty-five (45) days from the date on which the bills are rendered by the CBP.  Bills shall be payable in the currency in which the bill is rendered.

11.5         Amounts billed and not Paid when due shall accrue extended payment charges from the day following the date on which payment was due until Paid, and such charges are to be computed and applied in accordance with Subparagraph 9.6 of this Agreement.  If the due date is not a business day, the payment shall be postponed to the next business day.

12.          KEEPING AND INSPECTION OF BOOKS

12.1         For those portions of the Wet Segment, if any, specified in the Supply Contract as cost incurred items, the Procurement Group shall ensure that the Supply Contract requires the Supplier to keep and maintain such books, records, vouchers and accounts of all such costs with respect to the engineering, provision and installation of those items for a period of five (5) years from the RFPA Date of the Wet Segment, as specified in the Supply Contract.

12.2         For those portions of the Wet Segment specified in the Supply Contract as fixed cost items, the Procurement Group shall ensure that the Supply Contract requires the Supplier to keep and maintain records with respect to their respective billing of those items for a period of five (5) years from the RFPA Date of the Wet Segment, as specified in the Supply Contract

12.3         The Procurement Group shall ensure that the Supply Contract requires the Supplier to obtain from their contractors and subcontractors such supporting records, for other than the cost of fixed cost items, as may be reasonably required by Subparagraph 12.1 and to keep and maintain such records for a period of five (5) years from the RFPA Date of the Wet Segment, as specified in the Supply Contract.

12.4         The Procurement Group shall ensure that the Supply Contract shall afford the Parties to this Agreement the right to review the books, records, vouchers, and accounts required to be kept, maintained, and obtained pursuant to Subparagraphs 12.1,12.2 and 12.3.

12.5         With respect to costs incurred for the provision of the Wet Segment by a Party, comparable records to those specified in Subparagraphs 12.1, 12.2 and 12.3 as appropriate, shall be maintained by the Party for a period of five (5) years from the date that such costs were incurred.

12.6         The Procurement Group and the Terminal Parties shall each keep and maintain such books, records, vouchers, and accounts of all costs that are incurred in the engineering, provision and installation of the Wet Segment and Segment T and not included in the Supply Contract, which they incur directly, for a period of five (5) years from the RFS Date or the date the work is completed, whichever is later.  The CBP shall keep and maintain such books, records, vouchers and accounts with respect to its billing of costs incurred by the Terminal Parties and any other Party having incurred costs for implementation of China-US CN as authorized by the Management Committee, and costs billable under the Supply Contract for a period of five (5) years from the System RFS Date or the date on which the work is completed, whichever is later.

12.7         With respect to the operation and maintenance costs of Segments T and the Wet Segment, such books, records, vouchers, and accounts of costs, as are relevant, shall be kept and maintained by the Terminal Parties for a period of five (5) years from the date on which the corresponding bills are rendered to the Parties.  If a Terminal Party does not retain these records beyond this period, a summary of important items should be retained for the life of China-US CN.

12.8         Any Party shall have the right to review or audit the relevant books, records, vouchers, and accounts of costs pursuant to this Paragraph 12.  In affording the right to review or audit, any such Party whose records are being reviewed or audited shall be permitted to recover, from the Party or Parties requesting the review or audit, the entire costs reasonably incurred in complying with the review or audit.  In the case of an audit initiated by the Management Committee and exercised by the F&ASC, the audited Party or Parties shall be permitted to recover the entire costs of the review or audit from the Parties in the proportions specified in Schedule D.

12.9         Any rights of review and audit pursuant to this Paragraph 12 shall only be exercisable through the F&ASC in accordance with the F&ASC’s audit procedures.

13.          ASSIGNMENT AND USE OF CAPACITY

13.1         Parties shall obtain Notional Capacity in MIU* Points in return for their financial investment in the China-US CN as shown in Schedule G.  The Notional Capacity shall be comprised of Assigned Capacity, Reserved Capacity, and, in the case of Initial Parties, Pool Capacity.

13.2         The Parties may designate a portion of their Notional Capacity as Assigned Capacity which shall be assigned in specific Paths of the China-US CN in accordance with Schedule H.  Assigned Capacity shall be utilised to establish Path Assignments as follows:

(i)            jointly-assigned MIUs in a Path Assignment shall be considered as consisting of two half-interest in a MIU, with one half-interest assigned to a Party, which together with the corresponding half interest, shall be used for the provision of international telecommunications services between such a Party and another Party or a China-US CN IRU purchaser.

(ii)           wholly-assigned MIUs in a Path Assignment shall be considered as consisting of two half-interests in a MIU assigned to one Party.

13.3         Upon designation of its Assigned Capacity pursuant to Subparagraph 13.2, each Initial Party shall designate its remaining Notional Capacity to Reserved Capacity or Pool Capacity.  The sum of each Initial Party’s Assigned Capacity and Reserved Capacity shall be maintained not less than 2,646 MIU*Points.  Any other Party shall designate its remaining Notional Capacity to Reserved Capacity.  Any Party having Reserved Capacity may, based on procedures approved by the Management Committee, have such capacity, or a portion thereof redesignated to its Assigned Capacity.

13.4         Any Party having Reserved Capacity may utilise such capacity for provision of temporary or occasional telecommunication services (hereinafter referred to as “OTS”) in accordance with the guidelines developed by I&CPSC in consultation with A&RSC and Network Administrator.

13.5         An Initial Party may transfer between Pool Capacity and Reserved Capacity as follows:

(i)            six (6) months before RFS Date, an Initial Party may convert all or a portion of its Reserved Capacity to Pool Capacity, in accordance with procedures developed by the Network Administrator and approved by Management Committee.

(ii)           every six (6) months, starting from two (2) months before RFS Date, an Initial Party may convert all or a portion of its Pool Capacity to Reserved Capacity, in accordance with procedures developed by the Network Administrator and approved by Management Committee.

(iii)          notwithstanding Subparagraph 13.5 (ii), any Initial Party may transfer all or a portion of its Pool Capacity to Reserved Capacity on other occasions, subject to the approval of the Management Committee.

13.6         An Initial Party may purchase capacity from Pool Capacity at the cost determined by the Management Committee.  This transfer shall be accompanied by the transfer of the ownership of the Common Reserve Capacity but not voting interest.  Capacity for this transfer shall be taken from each Initial Parties’ Pool Capacity in proportion to its contribution to the Pool Capacity.  Funds from such transfer shall be reimbursed to the Initial Parties concerned in proportion to their contribution to the Pool Capacity as defined in Schedule I.  Capacity purchased from the Pool Capacity shall only be designated to Assigned and/or Reserved Capacity.

13.7         Except with the approval of the Management Committee, no Carrier may reassign any of the Path Assignment of its Assigned Capacity.

13.8         No Carrier may make available any of its Assigned Capacity on any basis whatsoever, to another Carrier, except with the approval of the Management Committee.  Nothing in this Paragraph 13, however, shall be construed as precluding a Party from providing international telecommunication service using its Assigned Capacity to its customers.

13.9         No Party may make available any of its Reserved Capacity on any basis whatsoever, to another Carrier, except with the approval of the Management Committee.

13.10       Notwithstanding Paragraph 13.7, 13.8, and 13.9, the following shall apply:

(i)            A Party’s wholly assigned MIUs in the China-US CN can only be used by itself, its wholly owned subsidiaries, Parent Company of the Party, and/or the wholly owned subsidiaries of a common Parent Company of the party in question and all such wholly owned subsidiaries must also be a Carrier.

(ii)           A Party’s capacity in the China-US CN can only be used by itself, its wholly owned subsidiaries, Parent Company of the Party, and/or the wholly owned subsidiaries of a common Parent Company of the party in question and all such wholly owned subsidiaries must also be a Carrier.

(iii)          A Carrier will be allowed to use its wholly assigned MIUs with its far end correspondents that have wholly assigned MIUs to form matched pairs of MIUs (i.e. wholly assigned MIUs must be activated and/or terminated in pairs)

(iv)          A Carrier will be allowed to convert its whole MIUs to two (2) half-MIUs its near end to match with half-MIUs from other China-US CN capacity owner or IRU owner to form matched pairs of half MIUs.

13.11       Notwithstanding Paragraph 13.10, where in a particular jurisdiction, the laws or regulations restrict foreign ownership in establishing a Carrier to a specific level and a Party or its Parent Company or its wholly owned subsidiary or a wholly owned subsidiary of a common Parent Company owns or invests directly at such specified level, then that Party shall be allowed to transfer capacity to such Carrier based on the following mechanism:

(i)            A Party can allow its capacity to be used by such Carrier up to the same percentage of such Carrier’s capacity requirement as the foreign ownership restriction on a bi-directional basis provided the Parties’ investment in their respective subsidiaries meet the respective foreign ownership limit of the jurisdiction in which their subsidiaries operate.

(ii)           The remainder of such Carrier’s capacity requirement will be satisfied through IRU sales from the Common Reserved Capacity at a price set by the Management Committee.

13.12       Except as provided for in Subparagraph 13.10 and Subparagraph 13.11 and not earlier than 2 years after the RFS Date of the China-US CN, unless approved by the Management Committee, a Party will not be allowed to transfer for the purpose of self correspondence, wholly assigned capacity to a subsidiary outside of its home country/place, if in its home country/place, the laws or regulations restrict foreign ownership in establishing a Carrier to below 100%.  Such Management Committee approval will require a two-thirds favorable vote, and will be granted on a bi-directional basis between the relevant countries/place.

13.13       Schedules C, D, E, F, G, H, I, and J shall be modified, as appropriate according to Subparagraphs 13.3, 13.5-13.12 and 13.14.

13.14       Except as provided in Subparagraph 13.6, 13.10, and Paragraph 14, any capacity acquired after the signing of this Agreement shall be on an IRU basis from the Common Reserve Capacity.  IRU capacity shall be acquired in specific Paths of the China-US CN in accordance with Schedule J.  IRU capacity shall be utilized to establish Path Assignments as follows:

(i)            jointly-assigned MIUs in a Path Assignment shall be considered as consisting of two half-interests in a MIU, with one half-interest assigned to a China-US IRU purchaser, which together with the corresponding half interest, shall be used for the provision of international telecommunications services between such a China-US CN IRU purchaser and a Party or another China-US CN IRU purchaser.

(ii)           wholly-assigned MIUs in a Path Assignment shall be considered as consisting of two half-interests in a MIU assigned to one Party.

13.15       Capacity for the IRU sales shall be taken from the Common Reserve Capacity.  The sales of the IRU capacity shall be in accordance with the terms and conditions to be approved by the Management Committee.  The decision of the IRU sale to a specific Carrier shall be subject to the approval of the Management Committee.  The Network Administrator shall be authorized to execute IRU agreement with China-Us CN IRU purchasers on behalf of Parties to this Agreement.  No provisions of the IRU agreement shall override the provisions of this Agreement.

13.16       The revenue generated from the Common Reserve Capacity shall be reimbursed to all the Parties in accordance with Schedule E.

13.17       The funds from operation and maintenance charges of the Wet Segment as specified in Paragraph 11, which are payable by the China-US CN IRU purchasers shall be distributed to the Parties in accordance with Schedule D.

13.18       The funds from Terminal Station Right of Use charges as specified in Paragraph 7, which are payable by the China-US CN IRU purchasers, shall be distributed to the Parties in proportion to the Parties allocation of the specific Segment T costs in accordance with Schedule F.

13.19       The Common Reserve Capacity of the China-US CN shall be held by the Parties in common and undivided shares in the proportions set forth in Schedule E.

13.20       The Management Committee may authorize the utilization of the Common Reserve Capacity for restoration for other cable systems on terms and conditions determined by the Management Committee.

13.21       The communications capacity of any Notional Capacity may be optimized by the Parties to whom such capacity is assigned by the use of equipment which shall more efficiently use such capacity, provided that the use of such equipment does not cause an interruption of, or interference, impairment, or degradation to, the use of any other capacity in the China-US CN, or prevent the use of similar equipment by other Parties.  Such equipment, if used, shall not constitute a part of the China-US CN.

13.22       The China-US CN shall be capable of supporting payload paths of VC12, VC3 and VC4.  Parties have the right to access such payload paths which shall require 1,21, and 63 MIUs respectively.

14.          EXPANSION OF NOTIONAL CAPACITY

14.1         After the Pool Capacity is fully disposed of, Notional Capacity Expansion shall be carried out automatically.  The whole or a part of the Common Reserved Capacity shall be additionally allocated to the Parties in the proportions set forth in Schedule E, so as to constitute the expanded Notional Capacity (herein referred to as the “Notional Capacity Expansion”), pursuant to the terms and conditions provided in this Paragraph 14.

14.2         The minimum quantum of Notional Capacity Expansion shall be determined by the Management Committee.  Each Party shall be granted additional capacity in accordance to the respective percentage referred in Schedule E.

14.3         The quantum of Notional Capacity Expansion can be increased in following three cases:

(i)            If the Management Committee decides on an expansion amount of more than the minimum quantum of Notional Capacity Expansion, which decision shall require a two third of the total voting interests specified in Schedule B.

(ii)           If the cost of the Capacity to be transferred from Pool Capacity pursuant to Subparagraph 13.6 has become zero or less, in which case the Initial Parties holding the Pool Capacity shall redesignate all of their Pool Capacity to Reserved Capacity, all remaining Common Reserve Capacity shall be additionally allocated to the Parties.

(iii)          If the amount of the remaining Common Reserve Capacity, after the Notional Capacity Expansion is carried out, is less than the minimum quantum for the next Notional Capacity Expansion, all the remaining Common Reserve Capacity shall be additionally allocated to the Parties.

14.4         Following such an expansion, each Party shall obtain its pro-rata share of the increase of Notional Capacity in accordance with Schedule E.  Initial Parties shall specify the portion of their expanded Notional Capacity that they wish to categorize as Assigned Capacity, Reserved Capacity, Pool Capacity or a portion to each category.  Any other Party shall specify the portion of their expanded Notional Capacity that they wish to categorize as Assigned Capacity and/or Reserved Capacity.

14.5         An Initial Party may transfer between Pool Capacity and Reserved Capacity after the Notional Capacity Expansion as follows:

(i)            two (2) months after the Notional Capacity Expansion, an Initial Party which has Reserved Capacity may convert all or a portion of such capacity to Pool Capacity, in accordance with procedures developed by the Network Administrator and approved by Management Committee.

(ii)           an Initial Party may convert all, or a portion of its Pool Capacity to Reserved Capacity, in accordance with Subparagraph 13.5 (ii).

(iii)          notwithstanding Subparagraph 14.5 (ii), any Initial Party may transfer capacity its Pool Capacity to Reserved Capacity on other occasions, subject to the approval of the Management Committee.

14.6         After the total Notional Capacity reaches the usable Design Capacity, a Party may sell its Capacity to another Carrier on an IRU basis.  Additionally, a capacity pool for the IRU capacity sales to Carriers following the dissolution of the Common Reserve Capacity (herein referred to as the “IRU Sales Pool”) may be established, if necessary, pursuant to the terms and conditions provided in this Subparagraph 14.6.  Each Party may at its discretion and without restriction allocate, some or all Reserved Capacity, including but not limited to the IRU Sales Pool, or Assigned Capacity.  The capacity provided to the IRU Sales Pool shall be jointly sold to the Carriers pursuant to the rules and procedures, including IRU pricing, which shall be decided by the Parties involved.  The revenue of such IRU capacity sales shall be distributed among the Parties involved in proportions to the capacities provided by them to the IRU sales.

15.          CAPACITY ROUTING

15.1         Trans-Pacific MIUs will be assigned on the most direct path (using the least number of segments).  If no capacity is available on the most direct path, the next most direct path will be used, and so on.  If only indirect paths are available, use of Intra-Asia / Asia-Guam connectivity will be minimized by use of Segment E.

15.2         Intra-Asia / Asia-Guam MIUs will be assigned on the most direct path.  In no case will an Intra-Asia / Asia-Guam MIU be assigned via the US Mainland.

15.3         The Management Committee, at times to be determined thereby, shall review and approve capacity routing principles, as recommended by the I&CPSC and/or A&RSC, as necessary to allocate the capacity in China-US CN to achieve the most efficient utilization of the entire China-US CN.

15.4         The Network Administrator shall in addition administer the routing of capacity based on the principles established by the Management Committee.

16.          INCREASE OR DECREASE OF DESIGN CAPACITY

16.1         In the event that the Initial Parties consider that it is beneficial to increase the Design Capacity of China-US CN, a Design Capacity expansion shall be decided by the Management Committee on the basis of seventy-five percent (75%) majority of the total voting interests specified in Schedule B.  A Party may decline to accept its proportionate share of any increase in capacity, provided it previously expressed its intentions and voted against the increase in Design Capacity to which it objects (hereinafter referred to as the “Declining Party”).  In that event, a Declining Party shall not be liable for capital or operational costs attributable to its proportionate share of the increase in capacity nor share in the revenues derived from the increased capacity.  A Declining Party’s decision not to participate in the increase in Design Capacity shall not affect in any manner its Notional Capacity or its rights to share in the revenues derived from the Common Reserve Capacity as it existed prior to the decision of the Management Committee to increase the Design Capacity.  Schedules B, C, D, E, F,G, H, I and J will be modified appropriately to reflect the decision of the Declining Party or Parties not to participate in the increase in system capacity.

16.2         In the event that the Management Committee decides to increase the Design Capacity of China-US CN, the Management Committee may request Parties other than Initial Parties’ intention of participation.

16.3         If subsequent to the RFS Date, the Design Capacity of China-US CN or any Segment thereof is increased or decreased pursuant to the agreement of the Parties or otherwise, and such increase or decrease of the Design Capacity affects neither the routing of circuits assigned in China-US CN nor the Notional Capacity of China-US CN, the additional or reduced Design Capacity shall be added to or subtracted from the Common Reserve Capacity, as appropriate, with no change to the Schedules of this Agreement.

16.4         In the event that the capacity which China-US CN or any Segment thereof is capable of providing is reduced below the capacity required to support the Assigned Capacity on their existing or planned routings as a result of physical deterioration, or for other reasons beyond the control of the Parties, the Management Committee shall initiate a review of the capacity routings in accordance with Paragraph 15, in order to support the rerouting of such Assigned Capacity.

16.5         In the event that the capacity which China-US CN or any Segment thereof is capable of providing is lower than the capacity needed to support the routing of circuits assigned in China-US CN, the Path Assignments of the Parties in Schedule H may be reduced or changed as necessary and agreed by the Parties affected and financial adjustments shall be made among the Parties, as necessary, on the terms and conditions to be agreed by the Management Committee.  The Schedules shall be modified, as appropriate, to reflect the revised Path Assignments associated with such decrease of the Design Capacity.

17.          OBLIGATION TO PROVIDE TRANSITING FACILITIES TO EXTEND CHINA-US CN CAPACITY

17.1         The Terminal Parties shall make all reasonable effort to provide and maintain suitable digital transit facilities within their respective countries or places when required for use in connection with capacity in the China-US CN so as to provide connections to the other international cable’s transmission facilities.

17.2         The facilities provided pursuant to Subparagraph 17.1 shall be suitable for extending capacity in China-US CN of all payload types as defined in Subparagraph 17.4 and shall be furnished and maintained on terms and conditions which shall be no less favorable than those granted to other international telecommunications entities for transmission facilities of similar type and quantity transiting the location involved.

17.3         The provision of facilities pursuant to Subparagraph 17.1 shall be the subject of separate agreements acceptable to the affected Parties.

17.4         Where required the Terminal Parties shall support payload paths of VC12 (2.240 Mbps), VC3 (48.960 Mbps), and STM-1 (155.52 Mbps) and shall make all reasonable efforts to provide mapping to C-12 (2.048 Mbps), C-3 (44.736 Mbps), and so far as possible, to provide mapping to C-3 (34.368 Mbps) and C-4 (134.264 Mbps) in accordance with
ITU-T Recommendation G707.

17.5         Upon request, AT&T shall provide to the other United States Parties hereto suitable space and connection with the China-US CN at the cable stations at Bandon, San Luis Obispo, and Tanguisson for operating and technical control purposes relating to the capacity assigned, or to be assigned to them in the China-US CN.  AT&T may provide such space in a building separate from its cable stations but adjacent to its cable stations and located on the land which forms part of Segments T4, T5, and T6.  Such United States Parties shall have the right to provide their own personnel and the equipment in such space.  Such United States Parties shall be reimburse AT&T for the reasonable costs incurred by AT&T in providing such space and connection pursuant to this Subparagraph 17.5, including but not limited to the costs of any additional building that may be reasonably required.

18.          OBLIGATION TO CONNECT CHINA-US CN WITH INLAND SYSTEMS

The Parties shall, at their own expense, on or before the RFS Date, do or cause to be done, all such acts and things as may be necessary within its operating country or place to provide and maintain throughout the period of this Agreement suitable connection of capacity from China-US CN with appropriate inland communications facilities in its operating country or place.

19.          OBTAINING OF APPROVAL

19.1         The performance of this Agreement by the Parties is conditional upon the obtaining and continuance of such approvals, consents, governmental authorizations, licenses, and permits as may be required or be deemed necessary by the Parties and as may be satisfactory to them.  The Parties shall use all reasonable efforts to obtain and to have continued in effect such approvals, consents, authorizations, licenses, and permits.

19.2         The Terminal Parties shall make all reasonable efforts to handle matters relating to the obtaining and continuance of such approvals, consents, governmental authorizations, licenses, and permits for the landing, construction and operation of China-US CN in their respective countries, territories, or places.

20.          ASSIGNMENT OF RIGHTS AND OBLIGATIONS

Except as otherwise provided for in Paragraph 13, during the continuance of this Agreement, no Party shall, without the consent of the Management Committee sell, assign transfer, or dispose of its rights or obligations under this Agreement or of any interest in China-US CN except to a successor, or subsidiary of such Party or a corporation controlling, or under the same control as, such Party, in which case written notice shall be given in a timely manner by the Party making said sale, assignment, transfer, or disposition, and in the case of any assignment of capacity in China-US CN pursuant to this Paragraph, the consent of any other Party or Parties to whom the capacity is jointly assigned is obtained.  In each case, such consent shall not be unreasonably delayed or withheld.

21.          DEFAULT

21.1         If any Party fails to make any payment required by this Agreement (in Default) including without limitation maintenance on the date when it is due and such Default continues for a period of at least two months after the date when payment is due, the CBP or the billing Party as appropriate, may notify the defaulting Party in writing of its intent to notify the Management Committee of the status of the matter and to request the reclamation of capacity, as provided form this Paragraph, if full payment is not received within four months of such notification to the defaulting Party.  If full payment is not received within such specified period, the CBP or the billing Party as appropriate, may notify the Management Committee of the status of the matter and request that the Management Committee reclaim the capacity in China-US CN assigned to the defaulting Party.

21.2         The Management Committee shall have the option of reclaiming the capacity assigned to a Party that is in Default under the Subparagraph 21.1 of this Agreement, if such payment Default has existed for a period of six (6) months.  The Management Committee shall consider any extenuating circumstances not within the specific control of the defaulting Party and the interests of any Party or Parties that have jointly assigned capacity with the defaulting Party in determining whether or not to reclaim any or all of the capacity allocated to such defaulting Party.  The Management Committee shall determine arrangements for disposition of any reclaimed capacity taking into account the interests of the Party or Parties holding jointly assigned capacity with the defaulting Party.  The remaining Parties shall not be obliged to make any payments or credits for capital costs to the defaulting Party for the reclaimed capacity.  All rights of a defaulting Party under this Agreement shall terminate as of the time the Management Committee reclaims all of the capacity previously allocated to the defaulting Party; and concurrent with such reclamation of capacity, the defaulting Party shall cease to be a Party to this Agreement.  In such circumstances this Agreement shall be appropriately amended to reflect the default of a Party and the reallocation of interests pursuant to arrangements determined by the Management Committee.

21.3         Unless otherwise agreed the Party in Default shall remain liable and obligated for its share of all costs and liabilities that in any way relate to the abandonment of the China-US CN.  For the avoidance of doubt, upon any reclamation of capacity, acquisition or assignment of the interest of the Party in Default the liabilities and obligations of the Party in Default for abandonment including, without limitation making all payments, shall continue in full force and effect and be assessed on the interest of the Party in Default at the date of such reclamation, acquisition or assignment.

22.          SETTLEMENT OF CLAIMS BY PARTIES

22.1         If any Party is obliged by a final judgment of a competent tribunal or under a settlement approved by the Management Committee, to discharge any claim, including all costs and expenses associated therewith, resulting from the implementation of this Agreement, the Party which has discharged the claim shall be entitled to receive from the other Parties reimbursement in the proportions as set out in Schedule C.

22.2         If any claim is brought against a Party it shall, as a condition of reimbursement under Subparagraph 22.1, give written notice thereof to the Management Committee as soon as practicable and shall not admit liability nor settle, adjust or compromise the claim without the approval of the Management Committee.

22.3         Before any Party brings a claim against any person in respect of loss or damage to any part of China-US CN, it shall first consult with the Management Committee and shall not settle, adjust, or compromise such a claim without the approval of the Management Committee.

22.4         Upon termination of this Agreement pursuant to Paragraph 26, the Parties’ responsibility shall not be relieved from any liabilities, costs, damages or obligations which may arise in connection with claims made by persons with respect to China-US CN, or any part thereof, or which may arise in relation to the China-US CN due to any law, order or regulation made by any government or international convention, treaty or agreement. Any such liabilities, costs, damages or obligations shall be divided among the Parties in the proportions as set out in Schedule C.

22.5         In the event that no agreement can be reached, any dispute among the Parties shall be settled in accordance with Paragraph 30.

23.          RELATIONSHIP AND LIABILITY OF THE PARTIES

23.1         The relationship between or among the Parties shall not be that of partners and nothing therein contained shall be deemed to constitute a partnership between or among them, or to merge their assets or other liabilities or undertakings.  The common enterprises among the Parties shall be limited to the express provisions of this Agreement.  The liability of the Parties shall be several and not joint or collective.

23.2         Each Party agrees to indemnify each of the other Parties in the proportions as set out in Schedule C in respect of all costs, expenses, damages and demands, arising out of or in connection with any claim against, or liability of, the latter as an owner of China-US CN where such claim is made by, or the liability is to, any third party not being a Party hereto and arises out of or in connection with China-US CN.  Subject to there being no conflict of interest, each Party so indemnifying shall have the right, at its sole cost and expense, to observe but not directly participate in any discussions, meetings or conferences held prior to or during any settlement or legal proceedings resulting from any such claim or liability.  Notwithstanding the provisions of the previous sentence, the Party to be indemnified shall consult in good faith with the indemnifying Parties before accepting any settlement or reaching any other decision affecting the liability of the indemnifying Parties.

23.3         Under no circumstances shall any Party be liable to any other Party in contract, tort, (including negligence or breach of statutory duty) or otherwise for loss (whether direct or indirect) of profits, property, traffic, business or anticipated savings, or for any indirect or consequential loss or damage in connection with the operation of this Agreement howsoever caused.  Such causes shall include (but not be limited to):

(i)            any delay in the provision of China-US CN;

(ii)           any damage to, breakdown in or failure of China-US CN;

(iii)          any interruption of service,

whatever may be the reason or duration for such loss, damage or delay and for however long it shall continue.

24.          PRIVILEGES FOR DOCUMENTS OR COMMUNICATIONS

In the event that the Management Committee decides to go to arbitration in accordance with Paragraph 30, each Party specifically reserves, and is granted by each of the other Parties, in any action, arbitration or other proceeding between or among the Parties or any of them in a country other than that Party’s own country, the right of privileges, in accordance with the laws of the country in which the arbitration or litigation takes place with respect to any documents or communications which are material and pertinent to the subject matter of the action, arbitration or proceeding in which privilege could be claimed or asserted by that Party in accordance with those laws.

25.          CONFIDENTIALITY

25.1         All data and information that is acquired or received by any Party in connection with China-US CN in anticipation of or under this Agreement shall be held confidential and shall not be divulged in any way to any third party, without the prior approval of the Management Committee.

25.2         Notwithstanding Subparagraph 25.1, any Party may, without such approval, disclose such data and information to:

(i)            the extent required by any applicable laws, or the requirements of any recognized stock exchange in compliance with its rules and regulations or in the case of a Party wholly owned by a sovereign government, by the rules of governance of the Party; or

(ii)           any government agency lawfully requesting such information; or

(iii)          any Court of competent jurisdiction acting in pursuance of its powers

25.3         Any Party may disclose such data and information to such persons as may be necessary in connection with the conduct of the operations of China-US CN upon obtaining a similar undertaking of confidentiality from such persons to whom such information may be disclosed.

25.4         Each Party shall remain bound by the provisions of this Paragraph during the period of this Agreement and for the period of five years following termination of this Agreement.

26.          DURATION OF AGREEMENT AND REALIZATION OF ASSETS

26.1         This Agreement shall become effective on the date and year first above written and shall continue in operation for at least an initial period of twenty-five (25) years following the RFS Date (hereinafter referred to as “Initial Period”) and shall be terminable thereafter by agreement of the Parties.  However, any Party may terminate its participation in this Agreement at the end of the Initial Period or any time thereafter by giving not less than one (1) year’s prior notice thereof, in writing, to the other Parties.

26.2         This Agreement may be terminated at any time during the Initial Period by agreement in writing of all the Parties.  If unanimous agreement cannot be reached between all the Parties for the retirement of China-US CN during its specified useful life, this subject matter shall be referred to the Management Committee for resolution in accordance with Paragraph 30 but in this case a ninety percent (90%) majority of the total voting interests as specified in Schedule B is required.

26.3         If a Terminal Party terminates its participation in this Agreement pursuant to Subparagraph 26.1 of this Agreement, after the Initial Period, the remaining Parties and said Terminal party shall negotiate a reasonable agreement in order to ensure the continuous operation of said Terminal Party’s terminal station after the Initial Period.

26.4         Upon the effective date of termination of participation of a Party, the Schedules of this Agreement shall be appropriately modified.  The remaining Parties shall assume the capital, operating and maintenance interests of the Party terminating its participation in proportion to their allocation of costs as specified in Schedule C, immediately preceding such effective date of termination, except for the continuing rights and obligations of the terminating Party as specified in Subparagraphs 26.6 and 26.7.  No credit for capital costs shall be made to a Party that terminates its participation in accordance with Subparagraph 26.1.  Termination of this Agreement or termination of the participation of any Party therein shall not terminate Subparagraphs 26.6 and 26.7 of this Agreement or prejudice the operation or effect thereof or affect or diminish any other right or obligation of any Party hereto accrued or incurred prior to such termination.

26.5         The interests of a Party or Parties in the Wet Segment of China-US CN which come to an end by reason of the termination of its or their participation in this Agreement or the termination of this Agreement shall be deemed to continue for as long as is necessary for effecting the purposes of Subparagraphs 26.6, 26.7 and 26.8 and in the case of interests which come to an end by reason of a Party or Parties terminating its or their participation in this Agreement, the Wet Segment shall accordingly thereafter be held with respect to such interests at the first time any Party terminates its participation in this Agreement, upon the appropriate trusts by the Parties who are the owners thereof.

26.6         Upon termination of this Agreement, the Parties shall use all reasonable efforts to liquidate the Wet Segment of China-US CN within a reasonable time (one year) by sale or other disposition between the Parties or any of them or by sale to other entities or persons, but no sale or disposition shall be effected except by agreement between or among the Parties who have interests in the subject thereof at the time this Agreement is terminated.  In the event agreement cannot be reached, the decision shall be made on the basis of a majority of the total voting interests as specified in Schedule B.  The costs or net proceeds of interests of every sale or other disposition shall be divided between or among the Parties who have or were deemed to have interests in the subject thereof, at the time this Agreement is terminated, in the proportions specified in Schedule C immediately preceding the first time any Party terminates its participation in this Agreement or this Agreement is terminated pursuant to Subparagraph 26.1, whichever occurs first.  The Parties shall execute such documents and take such action as may be necessary to effect any sale or other disposition made pursuant to this Paragraph 26.

26.7         A Party’s termination of its participation in this Agreement or the termination of this Agreement pursuant to Subparagraph 26.1 shall not relieve that Party or Parties from any liabilities, costs, damages or obligations which may arise in connection with claims made by third Parties with respect to China-US CN, the facilities that comprise China-US CN or any part or portion thereof, or which may arise in relation to China-US CN due to any law, order or regulation made by any government or supranational legal authority pursuant to any international convention, treaty or agreement.  Any such liabilities, costs, damages, or obligations shall be divided among the Parties in the proportions in which such Parties allocation of costs is specified in Schedule C immediately preceding the first time any Party terminates its participation in this Agreement or this Agreement is terminated pursuant to Subparagraph 26.1, whichever occurs first.

26.8         Except to the extent otherwise provided in this Agreement, abandonment costs as included in the abandonment program and budget or as varied by the agreement of the Management Committee shall be shared by the Parties in accordance with Schedule C, as it existed immediately prior to the first time any Party terminated its participation or when this agreement was terminated whichever occurs first.

27.          CURRENCY AND PLACE OF PAYMENT

Bills rendered under this Agreement shall be rendered in the currency of the billing Party, or the currency in which the cost was incurred provided that such currency is a currency of a Terminal Party or as specified in the Supply Contract.  Bills shall be payable in the currency in which the bill is rendered, or as designated by the Management Committee, to the designated office or account of the payee.

28.          WAIVER

No delay, neglect or forbearance on the part of any Party in enforcing any term or condition of this Agreement shall be deemed to be a waiver or in any way prejudice the rights of other Parties under this Agreement.

29.          FORCE MAJEURE

If any Party cannot fulfill its obligations in this Agreement due to an event beyond its reasonable control, including, but not limited to lightning, flood, exceptionally severe weather, fire or explosion, civil disorder, war or military operations, national or local emergency, anything done by government or other competent authority, it shall not be liable to the other Parties for such delay in performance or failure to perform and shall give notice to the other Parties as soon as reasonably practical after the event has occurred.

30.          SETTLEMENT OF DISPUTES AND INTERPRETATION OF AGREEMENT

30.1         If a dispute should arise under this Agreement between or among the Parties, they shall make every reasonable effort to resolve such dispute.  However, in the event that they are unable to resolve such dispute the matter shall be referred to the Management Committee which shall either resolve the matter or determine the method, such as arbitration for the material of dispute, by which the matter should be resolved.  This procedure shall be the sole and exclusive remedy for any dispute which may arise under this Agreement between or among the Parties.  The performance of this Agreement by the Parties shall continue during the resolution of any dispute.

30.2         If any difference shall arise between or among the Parties or any of them in respect of the interpretation or effect of this Agreement or any part or provision thereof or their rights and obligations thereunder, and by reasons thereof there shall arise the need to decide the question by what municipal or national law this Agreement or such part or provision thereof is governed, the following facts shall be excluded from consideration, namely that this Agreement was made in a particular country and that it may appear by reason of its form style language or otherwise to have been drawn preponderantly with reference to a particular system of municipal or national law; the intention of the Parties being that such facts shall be regarded by the Parties and in all courts and tribunals wherever situation as irrelevant to the question aforesaid and to the decision thereof.

31.          EXECUTION OF AGREEMENT

This Agreement and any Supplementary Agreements hereto shall be executed in six (6) originals in the English language.  Identical counterparts may be executed and when so executed shall be considered as an original.  Such counterparts shall together, as well as separately, constitute one and the same instrument.  Terminal Parties, except TOCI, shall be the custodians of the originals, and China Telecom shall provide certified photocopies to Parties to the Agreement.

32.          ALTERATIONS AND ADDITIONS

32.1         Subject to Subparagraph 32.4, this Agreement and any of the provisions hereof may be altered or added to only by another agreement in writing signed by a duly authorized person on behalf of each and every Party to this Agreement.  Six (6) originals of such supplemental agreements shall be executed.

32.2         China Telecom shall be responsible for the prompt distribution of certified photocopies of any amendment or supplementary agreements hereto to all other Parties, and Terminal Parties, except TOCI, shall retain such signed original amendments or supplementary agreements.  Such Party shall accord access to such documents to a requesting Party upon reasonable notice.

32.3         In the case of a Party changing the categorization of its capacity the modified Schedules shall be certified by the Network Administrator on behalf of the Parties.  The Network Administrator shall require in such instances written instructions by Parties wishing to reassign capacity and shall obtain the Management Committee’s approval, which can be by correspondence.  The Network Administrator shall be responsible for issuing such modified Schedules.

32.4         Subparagraph 32.1 shall not apply to any Schedule modified in accordance with any other provision of this agreement and any Schedule so modified shall be deemed to be a part of this Agreement in substitution for the immediately preceding version of that Schedule.

33.          SUCCESSORS BOUND

This Agreement shall be binding on the Parties, their successors, and permitted assigns.

34           SEVERABILITY

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision(s) and the rights and obligations of the Parties shall be construed and enforced accordingly.

35.          COMPLIANCE WITH LAW

The Parties shall comply with all applicable laws of all nations having jurisdiction over the activities performed under or contemplated by this Agreement.

36.          NOTICES

Any notice or other communication given or made under this Agreement shall be in writing and shall be delivered by hand or sent by express mail or by facsimile as appropriate.

TESTIMONIUM

IN WITNESS WHEREOF, the Parties hereto have signed.